Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Martin Forrest	John Gallagher
Vice President	Media Relations Manager
Corporate Communications	Corporate Communications
& Investor Relations	& Investor Relations
Chiron Corporation	Chiron Corporation
510.923.5705	510.923.6905

CHIRON ANNOUNCES PROPOSED $450 MILLION
CONVERTIBLE DEBENTURE OFFERING

EMERYVILLE, CA., July 24, 2003—Chiron Corporation (NASDAQ: CHIR) today announced that it intends to raise approximately $450 million gross proceeds through an offering of 30-year convertible debentures. The debentures will be convertible into shares of common stock of Chiron. In addition, the company may raise up to approximately $50 million additional gross proceeds through an option to acquire additional convertible debentures to be granted to the initial purchasers of the offering. Chiron intends to use the net proceeds from the offering for general corporate purposes.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The debentures and the shares of Chiron common stock issuable upon conversion have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is being issued pursuant to Rule 135c under the Securities Act of 1933.

This news release contains forward-looking statements, including statements regarding use of proceeds from the convertible debentures, that involve risks and uncertainties and are subject to change.  A full discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended March 31, 2003, and the form 10-K for the year ended December 31, 2002, and will be contained in all subsequent periodic filings made with the SEC.  These documents identify important factors that could cause the company’s actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, stock-price and interest-rate volatility, and marketing effectiveness.

Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.